EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statement No.333-147806, 333-139608 and 333-127423, on Form S-8 under the Securities Act of 1933, as amended, of China Technology Development Group Corporation, of our report dated May 28, 2007, except for Note 6(b)(ii), as to which the date is June 30, 2008 covering the audited consolidated financial statements which are contained in this Annual Report on Form 20-F under the Securities Exchange Act of 1934, as amended, of China Technology Development Group Corporation for the fiscal year ended December 31, 2007, SEC File No. 000-29008.
/s/Friedman LLP

June 30, 2008
New York, New York